UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

URSTADT BIDDLE PROPERTIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

321 Railroad Avenue
Greenwich, CT	06830
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered:	Name of Each Exchange on Which Each Class is to be Registered
Common Stock Rights to Purchase Preferred Shares Class A Common Stock Rights to Purchase Preferred Shares	New York Stock Exchange New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form 8-A is filed by Urstadt Biddle Properties Inc. (the “Company”) to supplement and amend the description of the Company’s Common Stock Rights to purchase Series I Participating Preferred Shares and Class A Common Stock Rights to purchase Series J Participating Preferred Shares (the “Rights”) set forth in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on October 25, 2018, and is filed by the Company to deregister the Rights.

Item 1. Description of Registrant’s Securities to be Registered.

On May 17, 2023, the Company entered into the Amendment to Rights Agreement (the “Amendment”) with Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent (the “Rights Agent”). The Amendment amends the Rights Agreement (the “Rights Agreement”), dated as of August 13, 2018, by and between the Company and the Rights Agent, to change the Expiration Date (defined therein) from November 11, 2028 to May 17, 2023. As a result of the Amendment, effective as of the close of business on May 17, 2023, the Rights have expired and cease to be outstanding. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights.

The foregoing descriptions of the Amendment and the Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the Rights Agreement, respectively, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively, and which are incorporated herein by reference.

Item 2. Exhibits.

3.1(a)	Articles Supplementary of the Urstadt Biddle Properties Inc., dated August 13, 2018, classifying the Corporation’s Series I Participating Preferred Shares (incorporated herein by reference to Exhibit 3.1(a) to the Current Report on Form 8-K filed by Urstadt Biddle Properties Inc. with the Securities and Exchange Commission on August 13, 2018).

3.1(b)	Articles Supplementary of the Urstadt Biddle Properties Inc., dated August 13, 2018, classifying the Corporation’s Series J Participating Preferred Shares (incorporated herein by reference to Exhibit 3.1(b) to the Current Report on Form 8-K filed by Urstadt Biddle Properties Inc. with the Securities and Exchange Commission on August 13, 2018).

4.1	Rights Agreement, dated as of August 13, 2018, between Urstadt Biddle Properties Inc. and Computershare Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Urstadt Biddle Properties Inc. with the Securities and Exchange Commission on August 13, 2018).

4.2	Amendment to the Rights Agreement, dated as of May 17, 2023, between Urstadt Biddle Properties Inc. and Computershare Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Urstadt Biddle Properties Inc. with the Securities and Exchange Commission on May 17, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

URSTADT BIDDLE PROPERTIES INC.
(Registrant)

DATE: May 23, 2023	By:	/s/ John T. Hayes
John T. Hayes
Senior Vice President & Chief Financial Officer